Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-58738) of Arch Coal, Inc. of our report dated September 23, 2004 relating to the financial statements of Vulcan Coal Holdings, LLC, which appears in the Current Report on Form 8-K of Arch Coal, Inc. dated October 13, 2004.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Salt Lake City, Utah
October 13, 2004